EX-23.1

                          CONSENT OF GRANT THORNTON LLP


We have issued our report dated May 29, 2002, except for the second paragraph of
Note 12, under the subheading "SEC Investigation and Other", as to which the date is June 13, 2002, accompanying the consolidated financial statements and schedule included in the Annual Report of Schick Technologies, Inc. on Form 10-K for the year ended March 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Schick Technologies, Inc. on Forms S-8 (File No. 333-46825, effective February 24, 1998, File No. 333-83488, effective February 27, 2002).

/s/ GRANT THORNTON LLP

New York, New York
May 29, 2002 except for the second paragraph of Note 12, under the subheading "SEC Investigation and other," as to which the date is June 13, 2002.